EXHIBIT 99

               Dillard's, Inc. Declares Cash Dividend

    LITTLE ROCK, Ark.--(BUSINESS WIRE)--March 6, 2007--Dillard's, Inc. (NYSE:DDS) (the "Company") announced today that the Board of Directors declared a cash dividend of 4 cents per share on the Class A and Class B Common Stock of the Company payable May 1, 2007 to shareholders of record as of March 30, 2007.

    CONTACT: Dillard's, Inc.
             Julie J. Bull, (501) 376-5965
             Director of Investor Relations